Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Bluerock Residential Growth REIT, Inc.:

We consent to the use of our report dated March 13, 2012 with respect to the consolidated balance sheet of Bluerock Residential Growth REIT, Inc. and subsidiaries (formerly Bluerock Multifamily Growth REIT, Inc. and previously Bluerock Enhanced Multifamily Trust, Inc.) as of December 31, 2011, and the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for the two-year period ended December 31, 2011, included herein. We also consent to the use of our reports dated June 28, 2012 with respect to the statements of revenues in excess of certain expenses of Springhouse at Newport News for the years ended December 31, 2011 and 2010, and the statements of revenues in excess of certain expenses of The Reserve at Creekside Village for the year ended December 31, 2011 and the period from March 31, 2010 (date of initial acquisition) to December 31, 2010, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Indianapolis, Indiana
November 27, 2013